EXHIBIT 3.2.2




                            AMENDMENT TO THE BY-LAWS
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.
                             (a Nevada corporation)


THIS AMENDMENT TO THE BY-LAWS of Electronic Clearing House, Inc., a Nevada corporation (the "Corporation"), evidences the action of the Board of Directors of the Corporation at a duly noticed meeting held on September 9, 2005 to amend the first sentence of Section 2 of Article III of the By-Laws of the Corporation to read in its entirety as follows:

     "The designated number of directors which constitute the board shall be the number fixed by resolution of the board from time to time, which resolution shall at all times remain consistent with the provisions of Section 1 of this Article III; provided, however, that no decrease in the size of the board of directors shall operate to remove any sitting director prior to the concluding date specified for his term of office."

     IN WITNESS WHEREOF, the undersigned has hereby subscribed her name as of this 9th day of September, 2005.




                                -----------------------------------
                                   Donna Rehman, Secretary